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                                                                    EXHIBIT 11.1


                                  REMEDYTEMP, INC.

                   STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (1)
                                (AMOUNTS IN THOUSANDS)


                                                                    YEAR          YEAR
                                                                    ENDED        ENDED
                                                                SEPTEMBER 29,  OCTOBER 1,
                                                                    1996          1995
                                                                -------------  ----------

Net income(1) ................................................      $7,084       $3,898
                                                                    ======       ======
Average shares outstanding ...................................       7,260        6,795
Common equivalent shares .....................................          25
Assumed shares sold to prepay shareholder distribution (2) ...         692          890
                                                                    ------       ------
Weighted average number of common shares .....................       7,977        7,685
                                                                    ======       ======
Earnings per common and common equivalent share ..............      $  .89       $  .51
                                                                    ======       ======


(1) The computation set forth herein is based on pro forma net income which reflects the recording by the Company of additional taxes as if the Company were treated as a C corporation for all periods presented.

(2) Reflects the estimated number of share required to be sold by the Company (as calculated based upon the net proceeds of the initial public offering) to pay the pre-Offering shareholder distributions of approximately $9,952. The total estimated shares of 890 were assumed to be outstanding for all of fiscal 1995 and are weighted for the portion of fiscal 1996 prior to the Company's initial public offering. Subsequent to the initial public offering, the shares were actually outstanding and are therefore included in the "average shares outstanding" amount above. See "Notes to Financial Statements-Note 1".